Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of AvidXchange, Inc. of our report dated June 4, 2021, except for the effects of the revision discussed in Note 2 to the consolidated financial statements, as to which the date is September 17, 2021, and except for the effects of the stock split discussed in Note 1 to the consolidated financial statements as to which the date is September 30, 2021, relating to the financial statements of AvidXchange, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

October 4, 2021